Eastman Announces First-Quarter 2011 Financial Results

KINGSPORT, Tenn., April 28, 2011 – Eastman Chemical Company (NYSE:EMN) today announced earnings from continuing operations of $2.52 per diluted share for first quarter 2011 versus $1.43 per diluted share for first quarter 2010.

"We continue to demonstrate that we have established a new level of earnings performance for the company," said Jim Rogers, chairman and CEO. "We grew volume year over year in every business segment and in every region of the world. Furthermore, we remain well positioned for future growth with our solid balance sheet, which was further strengthened by the cash from the sale of the PET business."

(In millions, except per share amounts)	1Q2011	1Q2010

Sales revenue	$1,758	$1,370

Earnings per diluted share from continuing operations	$2.52	$1.43

Net cash used in operating activities	$(146)	$(225)

Net cash used in operating activities excluding impact of adoption of amended accounting guidance*	$(146)	$(25)
*For reconciliations to reported company cash flows, see Table 4A in the accompanying first-quarter 2011 financial tables.

Sales revenue for first quarter 2011 was $1.8 billion, a 28 percent increase compared with first quarter 2010 due to higher sales volume and higher selling prices. The higher sales volume was attributed to strengthened end-use demand primarily in the packaging, transportation, and other markets and the positive impact of growth initiatives. The higher selling prices were in response to higher raw material and energy costs and were also attributed to strengthened demand, particularly in the U.S., and tight industry supply.

Operating earnings in first quarter 2011 increased to $284 million compared with operating earnings of $189 million in first quarter 2010. Operating earnings increased due to higher selling prices and higher sales volume, which more than offset higher raw material and energy costs. First-quarter 2010 operating earnings included $12 million in sales revenue from an acetyl license and were negatively impacted approximately $20 million by an outage at the company’s Longview, Texas, manufacturing facility.

Segment Results 1Q 2011 versus 1Q 2010

Coatings, Adhesives, Specialty Polymers and Inks – Sales revenue increased by 25 percent due to higher selling prices and higher sales volume. The increase in selling prices was in response to higher raw material and energy costs and also attributed to strengthened demand, particularly in the U.S., and tight industry supply. The higher sales volume was attributed primarily to strengthened end-use demand in the transportation, industrial, and packaging markets, particularly in the U.S. Operating earnings in first quarter 2011 increased to $98 million compared with operating earnings of $65 million in first quarter 2010. The increase was due to higher selling prices, higher sales volume, and the increased benefits from cracking propane to produce low-cost propylene, which more than offset higher raw material and energy costs. First-quarter 2010 operating earnings were negatively impacted approximately $8 million by an outage at the company’s Texas manufacturing facility.

Fibers – Sales revenue increased by 8 percent primarily due to higher sales volume. The higher sales volume was mainly due to increased utilization of the recently completed Korean acetate tow manufacturing facility. Operating earnings in first quarter 2011 increased to $81 million compared with $78 million in first quarter 2010 due to higher sales volume partially offset by higher raw material and energy costs.

Performance Chemicals and Intermediates – Sales revenue increased by 44 percent due to higher sales volume and higher selling prices. The higher sales volume was primarily due to the restart of a previously idled cracking unit at the company’s Texas facility and growth in plasticizer product lines, which include the acquired Genovique Specialties plasticizer product lines. The higher selling prices were in response to higher raw material and energy costs and also attributed to strengthened demand in the U.S. and tight industry supply, particularly for olefin-derivative product lines. Operating earnings in first quarter 2011 increased to $88 million compared to $35 million in first quarter 2010. The increase was due primarily to higher selling prices, higher sales volume, and the increased benefits from cracking propane to produce low-cost propylene, which more than offset higher raw material and energy costs. First-quarter 2010 operating earnings included $12 million in sales revenue from an acetyl license and were negatively impacted approximately $10 million by an outage at the company’s Texas manufacturing facility.

Specialty Plastics – Sales revenue increased by 24 percent primarily due to increased selling prices and higher sales volume. The increased selling prices were in response to higher raw material and energy costs, particularly for paraxylene. The increase in sales volume was attributed to strengthened end-use demand for specialty packaging and consumer and durable goods, and the positive impact of growth initiatives for core copolyesters and Eastman Tritan™ copolyester product lines. Operating earnings in first quarter 2011 increased to $30 million compared with operating earnings of $19 million in first quarter 2010. The increase was due to higher sales volume and increased capacity utilization, particularly for the new Eastman Tritan™ copolyester resin manufacturing facility, which led to lower unit costs, and increased selling prices partially offset by higher raw material and energy costs.

Cash Flow

Eastman used $146 million in cash from operating activities during first quarter 2011, including a $100 million contribution to the U.S. defined benefit pension plan. Working capital increased by $270 million primarily due to increased sales revenue. First-quarter 2011 cash flows also included the receipt of approximately $615 million from the sale of the PET business of the Performance Polymers segment which is reflected in cash flows from investing activities. During first quarter 2011, share repurchases totaled $74 million.

Outlook

Commenting on the outlook for second quarter and full year 2011, Rogers said:  "We began the year with a very strong first quarter, driven mainly by volume growth throughout the company and higher selling prices. We expect the momentum from the first quarter will continue into the second quarter and for the full year. As a result, we expect second quarter 2011 earnings per share to be slightly higher than first quarter 2011 and full year 2011 earnings per share to be slightly higher than $9. Key variables include whether inflationary pressures negatively impact global demand and the volatility of raw material and energy costs, particularly the spread between prices for propane and propylene."

Eastman will host a conference call with industry analysts on April 29 at 8:00 a.m. EDT. To listen to the live webcast of the conference call and view the accompanying slides, go to www.investors.eastman.com, Events & Presentations. To listen via telephone, the dial-in number is 913-312-1230, passcode number 2415544.  A web replay, a replay in downloadable MP3 format, and the accompanying slides will be available at www.investors.eastman.com, Events & Presentations.  A telephone replay will be available continuously from 11:00 a.m. EDT, April 29, to 11:00 a.m. EDT, May 9, at (888) 203-1112 or (719) 457-0820, passcode 2415544.

Eastman’s chemicals, fibers and plastics are used as key ingredients in products that people use every day.  Approximately 10,000 Eastman employees around the world blend technical expertise and innovation to deliver practical solutions.  The company is committed to finding sustainable business opportunities within the diverse markets it serves.  A global company headquartered in Kingsport, Tenn., USA, Eastman had 2010 sales of $6 billion.  For more information, visit www.eastman.com.

Forward Looking Statements: This news release includes forward-looking statements concerning current expectations for global economic recovery, demand, and inflation; sales volumes and prices; raw material and energy costs, including for propane and propylene; and earnings per share for second quarter and full-year 2011. Such expectations are based upon certain preliminary information, internal estimates, and management assumptions, expectations, and plans, and are subject to a number of risks and uncertainties inherent in projecting future conditions, events, and results. Actual results could differ materially from expectations expressed in the forward-looking statements if one or more of the underlying assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from such expectations are and will be detailed in the company's filings with the Securities and Exchange Commission, including the Form 10-K filed for 2010 available, and the Form 10-Q to be filed for first quarter 2011 and to be available, on the Eastman web site at www.eastman.com in the Investors, SEC filings section.

# # #

Contacts:

Media: Tracy Broadwater
423-224-0498 / tkbroadwater@eastman.com

Investors: Greg Riddle
212-835-1620 / griddle@eastman.com

EASTMAN CHEMICAL COMPANY – EMN	April 28, 2011
5:00 PM EDT

FINANCIAL INFORMATION
April 28, 2011
For use in the Eastman Chemical Company Conference Call
at 8:00 AM (EDT), April 29, 2011.

The Company completed the sale of the polyethylene terephthalate ("PET") business, related assets at the Columbia, South Carolina, site, and technology of its Performance Polymers segment on January 31, 2011.  The PET business, assets, and technology sold were substantially all of the Performance Polymers segment.  Performance Polymers segment operating results are presented as discontinued operations for all periods presented and are therefore not included in results from continuing operations under accounting principles generally accepted in the United States.

EASTMAN CHEMICAL COMPANY – EMN	April 28, 2011
5:00 PM EDT

TABLE 1 – STATEMENTS OF EARNINGS

	First Quarter
(Dollars in millions, except per share amounts; unaudited)	2011	2010

Sales	$1,758	$1,370
Cost of sales	1,325	1,053
Gross profit	433	317

Selling, general and administrative expenses	113	95
Research and development expenses	36	33
Operating earnings	284	189

Net interest expense	19	25
Other charges (income), net	(6)	7
Earnings from continuing operations before income taxes	271	157
Provision for income taxes from continuing operations	89	52
Earnings from continuing operations	$182	$105

Earnings (loss) from discontinued operations, net of tax	8	(4)
Gain from disposal of discontinued operations, net of tax	30	--
Net earnings	$220	$101

Basic earnings per share
Earnings from continuing operations	$2.57	$1.45
Earnings (loss) from discontinued operations	0.54	(0.06)
Basic earnings per share	$3.11	$1.39

Diluted earnings per share
Earnings from continuing operations	$2.52	$1.43
Earnings (loss) from discontinued operations	0.52	(0.06)
Diluted earnings per share	$3.04	$1.37

Shares (in millions) outstanding at end of period	71.1	72.4

Shares (in millions) used for earnings per share calculation
Basic	70.7	72.2
Diluted	72.3	73.3

EASTMAN CHEMICAL COMPANY – EMN	April 28, 2011
5:00 PM EDT

TABLE 2A – SEGMENT SALES INFORMATION

	First Quarter
(Dollars in millions, unaudited)	2011	2010
Sales by Segment
Coatings, Adhesives, Specialty Polymers, and Inks	$467	$373
Fibers	290	267
Performance Chemicals and Intermediates	694	482
Specialty Plastics	307	248
Total Eastman Chemical Company	$1,758	$1,370

TABLE 2B – SALES REVENUE CHANGE

First Quarter 2011 Compared to First Quarter 2010
(Unaudited)		Change in Sales Revenue Due To
	Revenue % Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

Coatings, Adhesives, Specialty Polymers, and Inks	25%	12%	15%	(1) %	(1) %
Fibers	8%	6%	2%	-- %	-- %
Performance Chemicals and Intermediates	44%	32%	16%	(4) %	-- %
Specialty Plastics	24%	9%	14%	2%	(1) %

Total Eastman Chemical Company	28%	17%	13%	(1) %	(1) %

TABLE 2C – SALES BY REGION

	First Quarter
(Dollars in millions, unaudited)	2011	2010

Sales by Region
United States and Canada	$918	$691
Asia Pacific	397	334
Europe, Middle East, and Africa	355	276
Latin America	88	69
Total Eastman Chemical Company	$1,758	$1,370

TABLE 2D – SALES REVENUE CHANGE BY REGION

First Quarter 2011 Compared to First Quarter 2010
Change in Sales Revenue Due To
(Unaudited)	Change	Volume Effect	Price Effect	Product Mix Effect	Exchange Rate Effect

United States and Canada	33%	22%	13%	(2) %	-- %
Asia Pacific	19%	7%	10%	1%	1%
Europe, Middle East, and Africa	29%	20%	13%	-- %	(4) %
Latin America	28%	17%	15%	(4) %	-- %

Total Eastman Chemical Company	28%	17%	13%	(1) %	(1) %

EASTMAN CHEMICAL COMPANY – EMN	April 28, 2011
5:00 PM EDT

TABLE 3 – OPERATING EARNINGS BY SEGMENT

	First Quarter
(Dollars in millions, unaudited)	2011	2010
Operating Earnings by Segment

Coatings, Adhesives, Specialty Polymers, and Inks	$98	$65

Fibers	81	78

Performance Chemicals and Intermediates	88	35

Specialty Plastics	30	19

Total Operating Earnings by Segment	297	197

Other (1)	(13)	(8)

Total Eastman Chemical Company
Total Operating Earnings	$284	$189

(1) Expenses not identifiable to an operating segment are not included in segment operating results and are shown as "other" operating losses.

EASTMAN CHEMICAL COMPANY – EMN	April 28, 2011
5:00 PM EDT

TABLE 4 – STATEMENTS OF CASH FLOWS

	First Three Months
(Dollars in millions, unaudited)	2011	2010

Cash flows from operating activities
Net earnings	$220	$101

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	68	69
Gain on sale of assets	(52)	--
Provision (benefit) for deferred income taxes	(52)	16
Changes in operating assets and liabilities, net of effect of acquisitions and divestitures:
(Increase) decrease in trade receivables	(229)	(414)
(Increase) decrease in inventories	(49)	(58)
Increase (decrease) in trade payables	8	94
Increase (decrease) in liabilities for employee benefits and incentive pay	(184)	(45)
Other items, net	124	12

Net cash used in operating activities	(146)	(225)

Cash flows from investing activities
Additions to properties and equipment	(97)	(31)
Proceeds from sale of assets and investments	617	4
Additions to short-term time deposits	(200)	--
Acquisitions of and investments in joint ventures	--	(18)
Additions to capitalized software	(2)	(2)
Other items, net	(11)	--

Net cash provided by (used in) investing activities	307	(47)

Cash flows from financing activities
Net increase in commercial paper, credit facility and other borrowings	1	2
Dividends paid to stockholders	(34)	(32)
Treasury stock purchases	(74)	(20)
Proceeds from stock option exercises and other items	70	12

Net cash used in financing activities	(37)	(38)

Effect of exchange rate changes on cash and cash equivalents	--	--

Net change in cash and cash equivalents	124	(310)

Cash and cash equivalents at beginning of period	516	793

Cash and cash equivalents at end of period	$640	$483

TABLE 4A – TOTAL CASH AND CASH EQUIVALENTS AND SHORT-TERM TIME DEPOSITS

	First Three Months
(Dollars in millions, unaudited)	2011	2010
Cash and cash equivalents at end of period	$640	$483
Short-term time deposits	200	--

Total cash and cash equivalents and short-term time deposits	$840	$483

EASTMAN CHEMICAL COMPANY – EMN	April 28, 2011
5:00 PM EDT

TABLE 4B – NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES RECONCILIATION AND FREE CASH FLOW

	First Quarter
(Dollars in millions, unaudited)	2011	2010

Net cash used in operating activities	$(146)	$(225)
Impact of adoption of amended accounting guidance (1)	--	200
Net cash used in operating activities excluding item	(146)	(25)

Additions to properties and equipment	(97)	(31)
Dividends paid to stockholders	(34)	(32)

Free Cash Flow	$(277)	$(88)

(1)
First quarter 2010 cash from operating activities reflected the adoption of amended accounting guidance for transfers of financial assets which resulted in $200 million of receivables, which were previously accounted for as sold and removed from the balance sheet when transferred under the accounts receivable securitization program, being included on the first quarter balance sheet as trade receivables, net.  This increase in receivables reduced cash from operations by $200 million in first quarter 2010.

TABLE 5 – SELECTED BALANCE SHEET ITEMS

	March 31,	December 31,
(Dollars in millions)	2011	2010
	(unaudited)

Current Assets	$2,434	$2,047

Net Properties and Equipment	2,886	3,219

Other Assets	689	720

Total Assets	$6,009	$5,986

Payables and Other Current Liabilities	$1,048	$1,064

Short-term Borrowings	7	6

Long-term Borrowings	1,596	1,598

Other Liabilities	1,541	1,691

Stockholders’ Equity	1,817	1,627

Total Liabilities and Stockholders’ Equity	$6,009	$5,986